Exhibit 99.1

Covidien Reports Third-Quarter Fiscal 2014 Results

•	Net sales up 4%; Medical Devices sales up 5%

•	Third-quarter diluted GAAP earnings per share were $0.67; excluding specified items, adjusted diluted earnings per share were $1.04, up 14%

DUBLIN, Ireland - July 25, 2014 - Covidien plc (NYSE: COV) today announced financial results for the third quarter of fiscal 2014. Third-quarter net sales of $2.69 billion increased 4%, both on a reported and on an operational basis, from the $2.58 billion in the third quarter a year ago.
“We delivered solid performance in the third quarter, returning to double-digit EPS growth,” said José E. Almeida, chairman, president and CEO, Covidien. “This performance reflects significant increases in Advanced Surgical, aided by global market share gains in vessel sealing and stapling. Substantial growth in both our gastrointestinal and interventional lung offerings, as well as productivity improvements, also contributed to this positive result.”
Covidien continued to execute on its strategy of innovation, customer-focused portfolio management, emerging markets growth and driving operational leverage. Recent highlights include:

•
Launching the EverFlex™ Self-expanding Peripheral Stent with Entrust™ Delivery System in Australia and New Zealand and the next-generation Trellis™ Peripheral Infusion System for treatment of deep vein thrombosis in the U.S., Europe and Canada

•	Introducing both the Pipeline™ Flex Embolization Device and Nellcor™ Respiration Rate System in Europe

•	Receiving U.S. Food and Drug Administration approval of the Apollo™ Onyx™ Delivery Micro Catheter with Detachable Tip and the Emprint™ Ablation System with Thermosphere Technology

•	Opening a Covidien Center of Innovation in Turkey, the company’s fourth medical training and research center in an emerging market
Third-quarter 2014 gross margin of 58.9% declined 0.6 percentage points from 59.5% in the prior-year period. On an adjusted basis, excluding the specified items shown on the attached tables containing non-GAAP reconciliations, third-quarter 2014 gross margin of 59.4% was about level with a year ago.
Selling, general and administrative (SG&A) expenses for the third quarter of 2014 were above those of the prior-year quarter, largely due to a legal charge recorded during the current quarter related to an increase in the company’s estimated indemnification obligation for certain pelvic mesh products liability cases. On an adjusted basis, SG&A as a percent of sales decreased approximately 130 basis points primarily due to productivity improvements, partially offset by increased expenses resulting from acquisitions and spending on growth initiatives. Research and development (R&D) expenses in the third quarter of 2014 increased 6% and represented 5.1% of sales, versus 5.0% of sales a year ago.
In the third quarter of 2014, the company reported operating income of $366 million, versus $542 million in the same period the year before. Third-quarter 2014 adjusted operating income, excluding the specified items on the attached table, was $609 million, compared with $554 million in the previous year. Third-quarter 2014 adjusted operating income, excluding the specified items, represented 22.7% of sales, versus 21.5% of sales a year ago.
The third-quarter 2014 effective tax rate was 0.6%, versus an effective tax rate of 26.9% in the third quarter of 2013. The significant decrease in the effective tax rate primarily resulted from a favorable audit settlement reached with certain non-U.S. tax authorities. Excluding the specified items on the attached table, the third-quarter 2014 adjusted tax rate was 16.7%, versus 15.8% in the third quarter a year earlier. During the third quarter of 2014, the company made a net payment of approximately $340 million related to pre-separation tax matters under the Tyco tax sharing agreement for the anticipated settlement of the 2005 through 2007 audit cycle, which otherwise remains open and subject to further examination by the Internal Revenue Service.
Diluted GAAP earnings per share from continuing operations were $0.67 in the third quarter of 2014, versus $0.85 per share in the comparable quarter last year. Third-quarter 2014 adjusted diluted earnings per share from continuing operations, excluding the specified items on the attached table, were $1.04, versus $0.91 a year ago, an increase of 14%.
For the first nine months of fiscal 2014, net sales of $7.93 billion were 3% above the $7.68 billion in the first nine months of the previous year. Operational sales growth was 5%, as foreign exchange rate movement lowered the nine-month sales growth rate by two percentage points.
The company reported operating income of $1.48 billion in the first nine months of fiscal 2014, compared with $1.66 billion in the prior year nine-month period. Nine-month 2014 adjusted operating income, excluding the specified items on the attached table, was $1.77 billion, versus $1.73 billion in the first nine months of the prior year. Nine-month 2014 adjusted operating income, excluding the specified items, represented 22.3% of sales, versus 22.5% a year ago.
The effective tax rate was 19.5% for the first nine months of fiscal 2014, versus an effective tax rate of 22.1% in the same period of 2013. Excluding the specified items on the attached table, the adjusted tax rate for the first nine months of 2014 was 17.0%, versus 16.5% in the first nine months of 2013.
For the first nine months of fiscal 2014, diluted GAAP earnings per share from continuing operations were $2.51, versus $2.61 in the year-ago period. Excluding the specified items on the attached table, adjusted diluted earnings per share from continuing operations were $3.00, versus $2.81 in the comparable period last year.
PRODUCT LINE SALES RESULTS
Surgical Solutions sales of $1.31 billion in the third quarter were 8% higher than the $1.21 billion in the comparable quarter of last year. Operational sales growth was 7%, as foreign exchange rate movement increased the quarterly sales growth rate by one percentage point. Operationally, third-quarter sales in Advanced Surgical were significantly above those of the prior year, driven largely by the acquisition of Given Imaging. In addition, the company’s BÂRRX gastrointestinal business grew more than 20% during the quarter, as did the company’s interventional lung business. Once again, vessel sealing and synthetic mesh both achieved double-digit quarterly sales gains. In General Surgical, operational sales were somewhat below those of a year ago, primarily as a result of the sale of the Confluent biosurgery product line in January 2014, partially offset by the impact of the New Wave Surgical acquisition.
For the first nine months of fiscal 2014, Surgical Solutions sales increased 6% to $3.78 billion from $3.57 billion in the comparable period a year ago. Operational sales growth was 7%, as foreign exchange rate movement reduced the sales growth rate by one percentage point.
Vascular Therapies sales of $417 million in the third quarter were level with last year’s third-quarter sales on both a reported and operational basis. Sales in Peripheral Vascular were about the same as a year ago, with increases in sales of chronic venous insufficiency and procedural support products offset by decreases in sales of compression and dialysis products and the impact of the company’s exit from the renal denervation market. Neurovascular sales were also virtually unchanged from a year ago, as sales growth of flow diversion products were offset by lower sales of access delivery products.
For the first nine months of fiscal 2014, Vascular Therapies sales increased 1% to $1.25 billion from $1.24 billion in the prior-year period. Operational sales growth was 2%, as foreign exchange rate movement reduced the sales growth rate by one percentage point.
Respiratory and Patient Care third-quarter sales of $966 million were 2% higher, on both a reported and operational basis, compared with last year’s third-quarter sales of $948 million. Patient Monitoring sales were 6% above those of a year ago, primarily resulting from increased sales of capnography products, which continued to grow above 30%. Airway & Ventilation sales grew modestly during the quarter due to increased sales of ventilators. Patient Care sales were slightly above those of a year ago, led by higher sales of SharpSafety™ products primarily resulting from the continued impact of favorable pricing and a competitive shortage of pre-filled syringes. Nursing Care sales were marginally below those in the prior year quarter, mainly due to lower sales of enteral feeding products.
For the first nine months of fiscal 2014, Respiratory and Patient Care sales increased 1% to $2.90 billion from $2.86 billion in the comparable period a year ago. Operational sales growth was 2%, as foreign exchange rate movement reduced the sales growth rate by one percentage point.
ABOUT COVIDIEN
Covidien is a global health care leader that understands the challenges faced by providers and their patients and works to address them with innovative medical technology solutions and patient care products.  Inspired by patients and caregivers, Covidien’s team of dedicated professionals is privileged to help save and improve lives around the world.  With more than 38,000 employees, Covidien operates in 150-plus countries and had 2013 revenue of $10.2 billion.  To learn more about our business visit www.covidien.com or connect with us on Twitter.
CONTACTS

Jacqueline Strayer	Coleman Lannum, CFA
Senior Vice President	Vice President
Corporate Communications	Investor Relations
508-261-8305	508-452-4343
jacqueline.strayer@covidien.com	cole.lannum@covidien.com

Peter Lucht	Todd Carpenter
Vice President	Senior Director
External Communications	Investor Relations
508-452-4168	508-452-4363
peter.lucht@covidien.com	todd.carpenter@covidien.com

CONFERENCE CALL AND WEBCAST
The company will hold a conference call for investors today, beginning at 8:30 a.m. ET. This call can be accessed three ways:

•	At Covidien’s website: http://investor.covidien.com

•
By telephone: For both “listen-only” participants and those participants who wish to take part in the question-and-answer portion of the call, the telephone dial-in number in the U.S. is 877-546-5021. For participants outside the U.S., the dial-in number is 857-244-7553. The access code for all callers is 44793724.

•
Through an audio replay: A replay of the conference call will be available through 5:00 p.m. on August 5, 2014. The dial-in number for U.S. participants is 888-286-8010. For participants outside the U.S., the replay dial-in number is 617-801-6888. The replay access code for all callers is 61713038.

NON-GAAP FINANCIAL MEASURES
This press release contains financial measures, including operational growth, adjusted gross margin, adjusted operating income, adjusted earnings per share and adjusted operating margin, which are considered “non-GAAP” financial measures under applicable U.S. Securities and Exchange Commission (SEC) rules and regulations.
These non-GAAP financial measures should be considered supplemental to and not a substitute for financial information prepared in accordance with generally accepted accounting principles (GAAP). The company’s definition of these non-GAAP measures may differ from similarly titled measures used by others.
The non-GAAP financial measures used in this press release adjust for specified items that can be highly variable or difficult to predict. The company generally uses these non-GAAP financial measures to facilitate management’s financial and operational decision-making, including evaluation of Covidien’s historical operating results, comparison to competitors’ operating results and determination of management incentive compensation. These non-GAAP financial measures reflect an additional way of viewing aspects of the company’s operations that, when viewed with GAAP results and the reconciliations to corresponding GAAP financial measures, may provide a more complete understanding of factors and trends affecting Covidien’s business.
Because non-GAAP financial measures exclude the effect of items that will increase or decrease the company’s reported results of operations, management strongly encourages investors to review the company’s consolidated financial statements and publicly filed reports in their entirety. Reconciliations of the non-GAAP financial measures to the most directly comparable GAAP financial measures are included in the tables accompanying this release.
COVIDIEN CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS
Statements contained in this communication that refer to Covidien’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Covidien’s current perspective of existing trends and information as of the date of this communication. Forward-looking statements generally will be accompanied by words such as “anticipate,” “believe,” “plan,” “could,” “should,” “estimate,” “expect,” “forecast,” “outlook,” “guidance,” “intend,” “may,” “might,” “will,” “possible,” “potential,” “predict,” “project,” or other similar words, phrases or expressions. It is important to note that Covidien’s goals and expectations are not predictions of actual performance. Actual results may differ materially from Covidien’s current expectations depending upon a number of factors affecting Covidien’s business. These factors include, among others, competitive factors and market conditions in the industry in which Covidien operates; Covidien’s ability to obtain regulatory approval and customer acceptance of new products, and continued customer acceptance of its existing products; and the other risks identified in Covidien’s periodic filings including its Annual Report on Form 10-K for the fiscal year ended September 27, 2013, and from time to time in Covidien’s other investor communications. We caution you that the foregoing list of important factors is not exclusive. In addition, in light of these risks and uncertainties, the matters referred to in Covidien’s forward-looking statements may not occur. Covidien undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events or otherwise, except as may be required by law.
NO PROFIT FORECAST / ASSET VALUATIONS
No statement in this communication is intended to constitute a profit forecast for any period, nor should any statements be interpreted to mean that earnings or earnings per share will necessarily be greater or lesser than those for the relevant preceding financial periods for Medtronic or Covidien or New Medtronic as appropriate.  No statement in this communication constitutes an asset valuation.

Covidien plc
Consolidated Statements of Income (Unaudited)
Quarters Ended June 27, 2014 and June 28, 2013
(dollars in millions, except per share data)

	Quarter Ended	Percent of	Quarter Ended	Percent of
	June 27, 2014	Net Sales	June 28, 2013	Net Sales
Net sales	$2,688	100.0%	$2,578	100.0%
Cost of goods sold (1)	1,104	41.1	1,045	40.5
Gross profit	1,584	58.9	1,533	59.5
Selling, general and administrative expenses (1)	1,034	38.5	853	33.1
Research and development expenses	137	5.1	129	5.0
Restructuring charges, net	43	1.6	9	0.3
Loss on divestiture	4	0.1	—	—
Operating income	366	13.6	542	21.0
Interest expense	(48)	(1.8)	(53)	(2.1)
Interest income	4	0.1	2	0.1
Other (expense) income, net	(14)	(0.5)	56	2.2
Income from continuing operations before income taxes	308	11.5	547	21.2
Income tax expense	2	0.1	147	5.7
Income from continuing operations	306	11.4	400	15.5
Loss from discontinued operations, net of income taxes	—	—	(4)	(0.2)
Net income	$306	11.4	$396	15.4
Basic earnings per share:
Income from continuing operations	$0.68		$0.86
Loss from discontinued operations	—		(0.01)
Net income	0.68		0.85
Diluted earnings per share:
Income from continuing operations	$0.67		$0.85
Loss from discontinued operations	—		(0.01)
Net income	0.67		0.84
Weighted-average number of shares outstanding (in millions):
Basic	451		465
Diluted	455		469

(1) Amortization expense of intangible assets is included in the following income statement captions in the amounts shown:
Cost of goods sold	$42		$40
Selling, general and administrative expenses	22		15
Amortization expense from continuing operations	64		55
Tax impact	(16)		(14)
	$48		$41
Earnings per share impact on continuing operations	$0.10		$0.09

Covidien plc
Non-GAAP Reconciliations (Unaudited)
Quarters Ended June 27, 2014 and June 28, 2013
(dollars in millions, except per share data)

	Quarter Ended June 27, 2014
	Net sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations (1)	Diluted earnings per share from continuing operations
GAAP	$2,688	$1,584	58.9%	$366	13.6%	$308	$306	$0.67
Adjustments:
Acquisition-related costs (2)	—	12		5		5	2	—
Restructuring and related charges, net (3)	—	2		45		45	35	0.08
Legal charge (4)	—	—		181		181	134	0.30
Transaction costs (5)	—	—		8		8	8	0.02
Adjustment to gain on divestiture (6)	—	—		4		4	4	0.01
Impact of tax sharing agreement (7)	—	—		—		18	18	0.04
Tax matters (8)	—	—		—		—	(33)	(0.07)
As adjusted	$2,688	$1,598	59.4	$609	22.7	$569	$474	1.04

	Quarter Ended June 28, 2013
	Net sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations (1)	Diluted earnings per share from continuing operations
GAAP	$2,578	$1,533	59.5%	$542	21.0%	$547	$400	$0.85
Adjustments:
Restructuring and related charges, net (9)	—	1		10		10	5	0.01
Acquisition-related adjustments (10)	—	—		2		(8)	(7)	(0.02)
Impact of tax sharing agreement (7)	—	—		—		(42)	(42)	(0.09)
Tax matters (11)	—	—		—		—	71	0.15
As adjusted	$2,578	$1,534	59.5	$554	21.5	$507	$427	0.91

(1) Adjustments are tax effected at the applicable local statutory tax rates.

(2)  Includes charges of $12 million related to the sale of acquired inventory that had been written up to fair value upon the acquisition of businesses, which are included in cost of goods sold. Also includes $8 million of income related to an adjustment to contingent consideration, partially offset by $1 million of acquisition-related transaction costs, both of which are included in selling, general and administrative expenses.

(3) Includes restructuring charges of $43 million, which are included in restructuring charges, net, and restructuring-related accelerated depreciation expense of $2 million, which is included in cost of goods sold.

(4)  Represents a legal charge resulting from an increase to our estimated indemnification obligation for certain pelvic mesh products liability cases, which is included in selling, general and administrative expenses.

(5) Represents transaction costs resulting from our definitive agreement to be acquired by Medtronic Inc., which are included in selling, general and administrative expenses.

(6) Represents an adjustment to the gain on the sale of our Confluent biosurgery product line.

(7) Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International Ltd. and TE Connectivity Ltd., which is included in other (expense) income, net.

(8) Relates primarily to a favorable audit settlement reached with certain non-U.S. taxing authorities.

(9) Includes restructuring charges of $9 million, which are included in restructuring charges, net, and restructuring-related accelerated depreciation expense of $1 million, which is included in cost of goods sold.

(10)  Includes $2 million of adjustments to contingent consideration, which are included in selling, general and administrative expenses, and $10 million of income related to a gain associated with our acquisition of CV Ingenuity, which is included in other (expense) income, net.

(11) Relates to adjustments to income tax liabilities subject to the tax sharing agreement with Tyco International and TE Connectivity.

Covidien plc
Sales by Geography (Unaudited)
Quarters Ended June 27, 2014 and June 28, 2013
(dollars in millions)

	Quarter Ended
	June 27, 2014	June 28, 2013	Percent change	Currency impact	Operational growth (1)
U.S.	$494	$466	6%	—%	6%
Non-U.S. Developed Markets (2)	561	517	9	2	7
Emerging Markets (3)	250	230	9	(3)	12
Surgical Solutions	1,305	1,213	8	1	7
U.S.	234	233	—	—	—
Non-U.S. Developed Markets (2)	125	126	(1)	—	(1)
Emerging Markets (3)	58	58	—	(2)	2
Vascular Therapies	417	417	—	—	—
U.S.	597	585	2	—	2
Non-U.S. Developed Markets (2)	262	267	(2)	—	(2)
Emerging Markets (3)	107	96	11	(3)	14
Respiratory and Patient Care	966	948	2	—	2
U.S.	1,325	1,284	3	—	3
Non-U.S. Developed Markets (2)	948	910	4	1	3
Emerging Markets (3)	415	384	8	(3)	11
Total Covidien	$2,688	$2,578	4	—	4

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

(2) Non-U.S. Developed Markets includes Western Europe, Japan, Canada, Australia and New Zealand.

(3) Emerging Markets includes Eastern Europe, Middle East, Africa, Asia (excluding Japan) and Latin America.

Covidien plc
Product Line Sales (Unaudited)
Quarters Ended June 27, 2014 and June 28, 2013
(dollars in millions)

	Quarter Ended
	June 27, 2014	June 28, 2013	Percent change	Currency impact	Operational growth (1)
Advanced Surgical	$914	$810	13%	—%	13%
General Surgical	391	403	(3)	—	(3)
Surgical Solutions	1,305	1,213	8	1	7
Peripheral Vascular	304	305	—	—	—
Neurovascular	113	112	1	—	1
Vascular Therapies	417	417	—	—	—
Patient Monitoring	251	237	6	—	6
Airway & Ventilation	198	193	3	—	3
Nursing Care	249	254	(2)	—	(2)
Patient Care	268	264	2	—	2
Respiratory and Patient Care	966	948	2	—	2
Total Covidien	$2,688	$2,578	4	—	4

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc
Segment Sales (Unaudited)
Quarters Ended June 27, 2014 and June 28, 2013
(dollars in millions)

	Quarter Ended
	June 27, 2014	June 28, 2013	Percent change	Currency impact	Operational growth (1)
Medical Devices	$2,302	$2,189	5%	—%	5%
U.S. Medical Supplies	386	389	(1)	—	(1)
Total Covidien	$2,688	$2,578	4	—	4

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc
Consolidated Statements of Income (Unaudited)
Nine Months Ended June 27, 2014 and June 28, 2013
(dollars in millions, except per share data)

	Nine Months Ended	Percent of	Nine Months Ended	Percent of
	June 27, 2014	Net Sales	June 28, 2013	Net Sales
Net sales	$7,925	100.0%	$7,675	100.0%
Cost of goods sold (1)	3,260	41.1	3,077	40.1
Gross profit	4,665	58.9	4,598	59.9
Selling, general and administrative expenses (1)	2,780	35.1	2,505	32.6
Research and development expenses	397	5.0	362	4.7
Restructuring charges, net	116	1.5	71	0.9
Gain on divestiture, net	(107)	(1.4)	—	—
Operating income	1,479	18.7	1,660	21.6
Interest expense	(155)	(2.0)	(155)	(2.0)
Interest income	12	0.2	7	0.1
Other income, net	86	1.1	74	1.0
Income from continuing operations before income taxes	1,422	17.9	1,586	20.7
Income tax expense	277	3.5	350	4.6
Income from continuing operations	1,145	14.4	1,236	16.1
Income from discontinued operations, net of income taxes	—	—	92	1.2
Net income	$1,145	14.4	$1,328	17.3
Basic earnings per share:
Income from continuing operations	$2.54		$2.63
Income from discontinued operations	—		0.20
Net income	2.54		2.83
Diluted earnings per share:
Income from continuing operations	$2.51		$2.61
Income from discontinued operations	—		0.19
Net income	2.51		2.80
Weighted-average number of shares outstanding (in millions):
Basic	451		470
Diluted	455		474

(1) Amortization expense of intangible assets is included in the following income statement captions in the amounts shown:
Cost of goods sold	$118		$119
Selling, general and administrative expenses	55		47
Amortization expense from continuing operations	173		166
Tax impact	(44)		(45)
	$129		$121
Earnings per share impact on continuing operations	$0.28		$0.26

Covidien plc
Non-GAAP Reconciliations (Unaudited)
Nine Months Ended June 27, 2014 and June 28, 2013
(dollars in millions, except per share data)

	Nine Months Ended June 27, 2014
	Net sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations (1)	Diluted earnings per share from continuing operations
GAAP	$7,925	$4,665	58.9%	$1,479	18.7%	$1,422	$1,145	$2.51
Adjustments:
Acquisition-related costs (2)	—	16		12		12	7	0.02
Restructuring and related charges, net (3)	—	5		121		121	97	0.21
Renal denervation charges, net (4)	—	3		9		9	22	0.05
Legal and environmental charges (5)	—	—		246		246	174	0.38
Transaction costs (6)	—	—		8		8	8	0.02
Gain on divestiture, net (7)	—	—		(107)		(107)	(107)	(0.24)
Impact of tax sharing agreement (8)	—	—		—		(67)	(67)	(0.15)
Tax matters (9)	—	—		—		—	86	0.19
As adjusted	$7,925	$4,689	59.2	$1,768	22.3	$1,644	$1,365	3.00

	Nine Months Ended June 28, 2013
	Net sales	Gross profit	Gross margin percent	Operating income	Operating margin percent	Income from continuing operations before income taxes	Income from continuing operations (1)	Diluted earnings per share from continuing operations
GAAP	$7,675	$4,598	59.9%	$1,660	21.6%	$1,586	$1,236	$2.61
Adjustments:
Restructuring and related charges, net (10)	—	2		73		73	45	0.10
Acquisition-related adjustments (11)	—	—		(4)		(22)	(20)	(0.04)
Impact of tax sharing agreement (12)	—	—		—		(42)	(42)	(0.09)
Tax matters (13)	—	—		—		—	113	0.24
As adjusted	$7,675	$4,600	59.9	$1,729	22.5	$1,595	$1,332	2.81

(1) Adjustments are tax effected at the applicable local statutory tax rates.

(2) Includes charges of $16 million related to the sale of acquired inventory that had been written up to fair value upon the acquisition of businesses, which are included in cost of goods sold. Also includes $8 million of income related to an adjustment to contingent consideration, partially offset by $4 million of acquisition-related transaction costs, both of which are included in selling, general and administrative expenses.

(3)  Includes restructuring charges of $116 million, which are included in restructuring charges, net, and restructuring-related accelerated depreciation expense of $5 million, which is included in cost of goods sold.

(4)  Represents charges associated with the exit of our OneShot™ renal denervation program totaling $35 million, of which $32 million is included in selling, general and administrative expenses and primarily relates to the impairment of intangible assets. The remaining $3 million relates to the write-off of inventory and is included in cost of goods sold. These charges are partially offset by income of $26 million resulting from the reversal of contingent consideration associated with the fiscal 2012 acquisition of Maya Medical, which is included in selling, general and administrative expenses. In connection with these transactions, we recognized $24 million of income tax expense, of which $22 million related to the write-off of a prepaid tax asset that had been established in connection with the acquisition of Maya Medical. This income tax expense was partially offset by an $11 million income tax benefit on the pre-tax charges, resulting in a total net tax expense of $13 million.

(5) Includes a $181 million legal charge resulting from an increase to our estimated indemnification obligation for certain pelvic mesh products liability cases and a $65 million environmental charge for the estimated additional remediation costs for a site located in Orrington, Maine. Both of these charges are included in selling, general and administrative expenses.

(6) Represents transaction costs resulting from our definitive agreement to be acquired by Medtronic Inc., which are included in selling, general and administrative expenses.

(7) Represents the net gain recognized in connection with the sale of our Confluent biosurgery product line.

(8) Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International Ltd. and TE Connectivity Ltd. and, to a lesser extent, our portion of Tyco International’s settlement of contract claims under a 2002 tax agreement with CIT Group Inc., a former subsidiary of Tyco International, both of which are included in other income, net.

(9) Primarily relates to the potential settlement of certain pre-2007 Tyco separation tax matters subject to our tax sharing agreement with Tyco International and TE Connectivity, partially offset by a favorable audit settlement reached with certain non-U.S. taxing authorities.

(10) Includes restructuring charges of $71 million, which are included in restructuring charges, net and restructuring-related accelerated depreciation expense of $2 million, which is included in cost of goods sold.

(11) Includes $4 million of income related to an adjustment to contingent consideration, which is included in selling, general and administrative expenses, and $18 million of income related to a gain associated with our acquisition of CV Ingenuity, which is included in other income, net.

(12) Represents the non-interest portion of the impact of our tax sharing agreement with Tyco International and TE Connectivity, which is included in other income, net.

(13)  Consists of a $71 million adjustment to income tax liabilities subject to the tax sharing agreement with Tyco International and TE Connectivity, $47 million of tax expense generated in connection with the restructuring of legal entities in advance of the 2013 separation of our Pharmaceuticals business and $2 million of tax expense resulting from an adjustment to prior year deferred income tax assets, partially offset by $7 million related to the fiscal 2012 portion of the retroactive re-enactment of the U.S. research and development tax credit.

Covidien plc
Sales by Geography (Unaudited)
Nine Months Ended June 27, 2014 and June 28, 2013
(dollars in millions)

	Nine Months Ended
	June 27, 2014	June 28, 2013	Percent change	Currency impact	Operational growth (1)
U.S.	$1,421	$1,362	4%	—%	4%
Non-U.S. Developed Markets (2)	1,631	1,563	4	(2)	6
Emerging Markets (3)	727	648	12	(4)	16
Surgical Solutions	3,779	3,573	6	(1)	7
U.S.	697	689	1	—	1
Non-U.S. Developed Markets (2)	381	384	(1)	(3)	2
Emerging Markets (3)	173	166	4	(3)	7
Vascular Therapies	1,251	1,239	1	(1)	2
U.S.	1,791	1,759	2	—	2
Non-U.S. Developed Markets (2)	808	825	(2)	(3)	1
Emerging Markets (3)	296	279	6	(4)	10
Respiratory and Patient Care	2,895	2,863	1	(1)	2
U.S.	3,909	3,810	3	—	3
Non-U.S. Developed Markets (2)	2,820	2,772	2	(2)	4
Emerging Markets (3)	1,196	1,093	9	(4)	13
Total Covidien	$7,925	$7,675	3	(2)	5

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

(2) Non-U.S. Developed Markets includes Western Europe, Japan, Canada, Australia and New Zealand.

(3) Emerging Markets includes Eastern Europe, Middle East, Africa, Asia (excluding Japan) and Latin America.

Covidien plc
Product Line Sales (Unaudited)
Nine Months Ended June 27, 2014 and June 28, 2013
(dollars in millions)

	Nine Months Ended
	June 27, 2014	June 28, 2013	Percent change	Currency impact	Operational growth (1)
Advanced Surgical	$2,602	$2,374	10%	(1)%	11%
General Surgical	1,177	1,199	(2)	(1)	(1)
Surgical Solutions	3,779	3,573	6	(1)	7
Peripheral Vascular	917	910	1	(2)	3
Neurovascular	334	329	2	—	2
Vascular Therapies	1,251	1,239	1	(1)	2
Patient Monitoring	759	728	4	(1)	5
Airway & Ventilation	570	580	(2)	(2)	—
Nursing Care	766	762	1	(1)	2
Patient Care	800	793	1	(1)	2
Respiratory and Patient Care	2,895	2,863	1	(1)	2
Total Covidien	$7,925	$7,675	3	(2)	5

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.

Covidien plc
Segment Sales (Unaudited)
Nine Months Ended June 27, 2014 and June 28, 2013
(dollars in millions)

	Nine Months Ended
	June 27, 2014	June 28, 2013	Percent change	Currency impact	Operational growth (1)
Medical Devices	$6,752	$6,514	4%	(1)%	5%
U.S. Medical Supplies	1,173	1,161	1	—	1
Total Covidien	$7,925	$7,675	3	(2)	5

(1)  Operational growth, a non-GAAP financial measure, measures the change in sales between current and prior year periods using a constant currency, the exchange rate in effect during the applicable prior year period. See description of non-GAAP financial measures contained in this release.